Exhibit 10(i)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made the 31st day of December 2018, between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, and BRIAN L. KNEPP, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Penns Woods and Executive are parties to an amended and restated employment agreement, dated October 30, 2017 (the “Existing Employment Agreement”); and

WHEREAS, Penns Woods and Executive desire to amend and restate the Existing Employment Agreement as to provide herein to, among other things, provide Executive’s continued services as President of Penns Woods and CFG.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Employment.  Penns Woods hereby employs Executive, and Executive hereby accepts employment with Penns Woods, on the terms and conditions set forth in this Agreement.

2.                                      Titles and Duties of Executive.  Executive shall perform and discharge well and faithfully such management and administrative duties as an executive officer of Penns Woods and CFG as may be assigned to him from time to time by the Board of Directors of Penns Woods or CFG, as applicable, and which are consistent with his positions set forth in the following sentence.  Executive shall be employed as President of Penns Woods and as President of CFG.  Executive shall report directly to the Chief Executive Officer of Penns Woods.  Executive shall devote his full time, attention and energies to the business of Penns Woods and its affiliated companies during the Employment Period (as defined in Section 3); provided, however, that this section shall not be construed as preventing Executive from (a) investing his personal assets in enterprises that do not compete with Penns Woods or any of its majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the Board of Directors of Penns Woods.

3.                                      Term of Agreement.

(a)                                 This Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on December 31, 2021; provided, however, that, commencing on January 1, 2022 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Employment Period shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date, unless Penns Woods or Executive shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.  Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 7, 8 and 9.

(b)                                 Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically for Cause (as defined below) upon fifteen (15) days’ prior written notice (setting forth the section relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause) from the Board of Directors of Penns Woods to Executive, unless such Cause has been cured within such fifteen (15) day period (if capable of being cured).  As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty (30) days;

(ii)                                  Executive’s failure to follow the good faith lawful instructions of the Board of Directors of Penns Woods or CFG, following his receipt of written notice of such instructions;

(iii)                               Executive’s intentional failure to substantially perform his duties to, or on behalf of, Penns Woods or CFG, other than a failure resulting from Executive’s incapacity because of disability;

(iv)                              Executive’s intentional violation of any law, rule or regulation (other than traffic violations or similar offenses), Executive’s intentional violation of any memorandum of understanding or cease and desist order of a federal or state banking agency applicable to Penns Woods or any of its affiliated companies, Executive’s intentional violation of any code of conduct or ethics applicable to officers or employees of Penns Woods or any of its affiliated companies, or Executive’s intentional violation of any material provision of this Agreement;

(v)                                 dishonesty on the part of the Executive in the performance of his duties or conduct on the part of the Executive which, in the reasonable judgment of the Board of Directors of Penns Woods, brings public discredit to Penns Woods or any of its affiliated companies;

(vi)                              Executive’s breach of fiduciary duty, in connection with his employment hereunder, which involves personal profit or which results in demonstrable material injury to Penns Woods; or

(vii)                           Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c)                                  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than for Good Reason), retirement at Executive’s election, or Executive’s death, and

Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after he delivers a Notice of Termination (as defined in Section 5(d)), the provisions of Section 16(b) shall apply.

(d)                                 Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination, Executive shall be entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 5 of this Agreement.  For purposes of this Agreement, disability shall mean Executive’s incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required hereunder of Executive for a period of six (6) consecutive months.

(e)                                  Executive agrees that, in the event his employment under this Agreement terminates for any reason, Executive shall concurrently resign as a director of Penns Woods and any affiliate of Penns Woods, if he is then serving as a director of any of such entities.

4.                                      Employment Period Compensation.

(a)                                 Salary.  During the Employment Period, Executive shall be paid a base salary at the rate of $200,000 per year, payable bi-weekly at such times as salaries are paid to other executive officers of Penns Woods.  The Board of Directors of Penns Woods, or applicable Board Committee, shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary.  Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

(b)                                 Discretionary Bonus.  During the Employment Period, Executive shall be entitled to participate in an equitable manner with other senior management employees of Penns Woods in such annual or other periodic bonus programs (if any) as may be maintained from time to time by Penns Woods for its executive officers.

(c)                                  Paid Time Off.  During the Employment Period, Executive shall be entitled to such paid time off as may be determined in accordance with the personnel policies of Penns Woods from time to time in effect.  Executive shall not be entitled to receive any additional compensation for failure to take all of his entitled paid time off, nor shall Executive be able to accumulate unused paid time off from one year to the next, unless otherwise provided by the personnel policies of Penns Woods from time to time in effect.

(d)                                 Employee Benefit Plans.  During the Employment Period, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, welfare benefit plan or similar employee benefit plans or arrangements (including stock option plans, short- or long-term disability plans, life insurance programs, and health insurance) made available from time to time to employees of Penns Woods and its affiliated companies in accordance with the provisions of such plans.  The base salary and any bonus payable to

Executive under Section 4 shall be considered covered compensation for purposes of such plans to the maximum extent permitted by the terms of such plans.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the amounts payable to Executive pursuant to Section 4(a) hereof.

(e)                                  Expense Reimbursement.  Executive shall be promptly reimbursed, upon submission of appropriate documentation, for reasonable business expenses, including travel and reasonable entertainment expenses, incurred by Executive in accordance with the expense reimbursement policies of Penns Woods in effect from time to time.

(f)                                   Automobile. During the Employment Period, Penns Woods shall provide Executive with an automobile selected by Penns Woods (which shall be owned or leased by Penns Woods or an affiliate of Penns Woods) for the Executive’s business and personal use.  Penns Woods will cover all repairs and operating expenses of such automobile, including the cost of liability insurance, comprehensive and collision insurance.  Upon termination of Executive’s employment hereunder for any reason, Executive shall either immediately return the vehicle to Penns Woods or purchase the vehicle (or assume the lease) in accordance with the vehicle purchase policy of Penns Woods.  Upon request by Penns Woods, Executive shall submit to Penns Woods on a timely basis documentation which defines the percentage of Executive’s use of the vehicle which was for business purposes.

5.                                      Rights in Event of Termination of Employment Following a Change in Control.

(a)                                 Benefits.  If a Change in Control (as defined below) shall occur and concurrently therewith or during a period of twenty-four (24) months thereafter Executive’s employment hereunder is terminated by Penns Woods without Cause (other than for the reasons set forth in Section 3(d)) or by Executive with Good Reason (as defined below), Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2.0) times the sum of (i) Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) the average of the last three (3) annual bonuses paid to Executive.

(b)                                 Limitation on Benefits.  Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-competition and non-solicitation provisions of Sections 7 and 9 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis.  All calculations required to be made under this subsection will be made by Penns Woods’ independent public accountants, subject to the right of Executive’s professional advisors to review the same.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c)                                  Exclusive Remedy.  The amounts payable pursuant to this Section 5 shall constitute Executive’s sole and exclusive remedy in the event of the termination of Executive’s employment in accordance with Section 5(a).

(d)                                 Good Reason Defined.  Executive shall be considered to have terminated employment hereunder for “Good Reason” if such termination of employment occurs on or within twenty-four (24) months after a Change in Control and is on account of any of the following actions by Penns Woods without Executive’s express written consent:

(i)                                     A material diminution in Executive’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(ii)                                  Any reassignment of Executive to a location greater than 25 miles from the location of his office on the date of the Change in Control, unless such new location is closer to Executive’s primary residence than the location on the date of the Change in Control;

(iii)                               Any failure to pay Executive any amounts due and owing to him under Section 4 of this Agreement, which constitutes a material breach by Penns Woods of this Agreement;

(iv)                              Any failure to provide Executive with any benefits enjoyed by Executive under any of Penns Woods’ retirement or pension, life insurance, medical, health and accident, disability or other material employee plans in which Executive participated at the time of the Change in Control or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally;

(v)                                 Any requirement that Executive travel in the performance of his duties on behalf of Penns Woods for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred, which results in a material negative change to Executive in the employment relationship; or

(vi)                              Any other material breach of this Agreement.

Notwithstanding the foregoing, a termination by Executive shall not be for Good Reason, unless Executive shall have given Penns Woods at least ten (10) business days written notice (a “Notice of Termination”) specifying the grounds upon which Executive intends to terminate his employment hereunder for Good Reason and such notice is received by Penns Woods within ninety (90) days of the date the event of Good Reason occurred.  In addition, any action or inaction by Penns Woods which is remedied within thirty (30) days following a Notice of Termination shall not constitute Good Reason for termination hereunder and shall render such Notice of Termination null and void.

(e)                                  Change in Control Defined.  As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)                                     (A) a merger, consolidation, or division involving Penns Woods, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Penns Woods, or (C) a purchase by Penns Woods of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by 66-2/3% or more of the members of the Board of Directors of Penns Woods who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Penns Woods;

(ii)                                  a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of common stock of Penns Woods;

(iii)                               at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Penns Woods cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

(iv)                              any other change in control similar in effect to any of the foregoing and designated as a change in control by the Board of Directors of Penns Woods.

(f)                                   Notwithstanding the foregoing, to the extent the definition of “Change in Control” as set forth in Section 5(e) does not amount to a “change in control event” as defined under Treas. Reg. § 1.409A-3(i)(5), then the benefits set forth in Section 5(a) shall be paid at the same time and in the same form as benefits are paid under Section 6(a).

6.                                      Rights in Event of Termination of Employment absent a Change in Control.

(a)                                 Benefits.  In the event that Executive’s employment is involuntarily terminated (other than by reason of Section 3(d)) without Cause and no Change in Control shall have occurred at the date of such termination, Executive shall be entitled to receive the following benefits:

(i)                                     Penns Woods shall continue to pay Executive’s then base salary under Section 4(a) for the greater of: (i) the number of full months remaining in the Employment Period as of the date of termination of employment or (ii) six (6) months.  With respect to clause (i) of this Section, a final pro-rated payment shall be made for any fraction of a month remaining in the Employment Period as of the date of his termination of employment.

(ii)                                  In addition, during the period in which Executive is receiving continued payments of base salary in accordance with Section 6(a)(i), Executive shall be permitted to continue participation in, and Penns Woods shall maintain the same level of contribution for, Executive’s participation in Penns Woods’ medical/health insurance in effect with respect to Executive during the one (1) year period prior to his termination of employment, or, if Penns Woods is not permitted to provide such benefits because Executive is no longer an employee or as a result of any applicable legal requirement, Executive shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(b)                                 Exclusive Remedy.  The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment (other than by reason of Section 3(d)) without Cause in the absence of a Change in Control.

(c)                                  Limitation on Benefits.  Notwithstanding anything herein to the contrary, to the extent the provisions of Code Section 280G become applicable to payments or benefits to be provided under this Section 6, the provisions of Section 5(b) shall apply to such payments or benefits.

7.                                      Covenant Not to Compete.

(a)                                 Executive hereby acknowledges and recognizes the highly competitive nature of the business of Penns Woods, and its subsidiaries and affiliates, and accordingly agrees that, during and for the applicable period set forth in Section 7(c), Executive shall not:

(i)                                     be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly-owned company) or otherwise, in the banking or financial services business within twenty-five (25) miles of 300 Market Street, Williamsport, Pennsylvania (the “Non-Competition Area”); or

(ii)                                  provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking or financial services business in the Non-Competition Area.

(b)                                 It is expressly understood and agreed that, although Executive and Penns Woods consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for Penns Woods and its affiliated companies and their respective goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)                                     if Executive voluntarily terminates his employment (other than for Good Reason) or Executive’s employment is terminated for Cause in accordance with the provisions of Section 3(b), one (1) year following the effective date of termination of employment;

(ii)                                  if Executive becomes entitled to receive the payment set forth in Section 5(a), one (1) year following the effective date of termination of employment;

(iii)                               if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 3(d) or 6, and Executive actually receives payments under a disability plan or program maintained by Penns Woods or Section 6, respectively, the lesser of one (1) year following the effective date of termination of employment or the period during which such payments remain in effect;

(iv)                              if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by Penns Woods in accordance with Section 3(a), the ending date of the then existing Employment Period; or

(v)                                 if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by Executive in accordance with Section 3(a), one (1) year following the effective date of termination of employment.

8.                                      Unauthorized Disclosure.  During the Employment Period and at any time thereafter, Executive shall not, without the written consent of the Board of Directors of Penns Woods, or a person authorized thereby, knowingly disclose to any person, other than an employee of Penns Woods or its affiliated companies, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder, any material confidential information obtained by him while in the employ of Penns Woods or any of its affiliated companies with respect to Penns Woods’, or any of such affiliated companies’, services, products, pricing, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or would be damaging to Penns Woods or any such affiliated company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent, or direction of Executive), or any information that must be disclosed as required by law.

9.                                      Nonsolicitation of Customers and Employees.  Executive hereby agrees that he shall not during any period that he is subject to the provisions of Section 7, directly or indirectly, (i) solicit any customer of Penns Woods or any of its majority-owned subsidiaries located in the Non-Competition Area for any banking or financial services business, or (ii) solicit or hire any persons who are currently or were within six (6) months prior to Executive’s termination date employees of Penns Woods or any of its majority-owned subsidiaries.  Executive also agrees that he shall not, for the period described in the preceding sentence, encourage or induce any of such customers or employees of Penns Woods or any of its majority-owned subsidiaries to terminate their business relationship with any of such entities.

10.                               Remedies.  Executive acknowledges and agrees that the remedy at law of Penns Woods for a breach or threatened breach of any of the provisions of Section 7, 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of Section 7, 8 or 9, it is agreed that Penns Woods shall be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Penns Woods for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.  Nothing contained in this section shall be construed as prohibiting Penns Woods from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach.

11.                               Legal Expenses.  If Executive obtains a judgment, award or settlement which enforces a material disputed right or benefit under this Agreement, Penns Woods shall pay to Executive, within ten (10) days after demand therefor, all legal fees and expenses incurred by Executive in seeking to obtain or enforce such right or benefit.

12.                               Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of Penns Woods), in the case of notices to Executive, and to the then principal offices of Penns Woods, in the case of notices to Penns Woods.

13.                               Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an authorized member of the Board of Directors of Penns Woods.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.                               Assignment.  This Agreement shall not be assignable by any party, except by Penns Woods to any affiliated company or to any successor in interest to its businesses.

15.                               Entire Agreement; Effect on Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, including, but not limited to, that this Agreement supersedes and replaces in its entirety the Existing Employment Agreement.

16.                               Successors; Binding Agreement.

(a)                                 Penns Woods will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Penns Woods to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Penns Woods would be required to perform it if no such succession had taken place.  Failure by Penns Woods to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and the provisions of Section 5 (relating to termination of employment following a Change in Control) shall apply as though a Notice of Termination was authorized and had been timely given.  As used in this Agreement, “Penns Woods” shall mean Penns Woods as defined previously and any successor to its businesses and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such person, to Executive’s estate.  The preceding sentence shall also apply to the last clause of Section 3(c).

17.                               No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise.  Further, there shall be no offset against any amount or benefit payable or provided hereunder following Executive’s termination of employment solely by reason of his employment with another employer.

18.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.                               Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

20.                               Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions of this Agreement.

21.                               Number.  Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

22.                               Regulatory Matters.  The obligations of Penns Woods under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act as the same may be amended from time to time, or any other applicable law.

23.                               Tax Withholding.  All payments made and benefits provided hereunder shall be subject to such federal, state and local tax withholding as may be required by law.

24.                               Compliance with Code Section 409A.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and Penns Woods shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b)                                 Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)                                  Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.  Notwithstanding the foregoing, if Penns Woods determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

(d)                                 To the extent it is determined that any benefits described in Section 6(b) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

PENNS WOODS BANCORP, INC.

	By:	/s/ Richard A. Grafmyre

	Attest:	/s/ Michelle Karas

Witness:

/s/ Michelle Karas	/s/ Brian L. Knepp
Brian L. Knepp